Exhibit 16.1

May 18, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Apricus Biosciences, Inc.’s Form 8-K, dated May 18, 2012 as filed with the Securities and Exchange Commission and have the following comments:

Paragraph (a)

We agree with the statements made in these paragraphs as they relate to our firm.

Paragraph (b)

We have no basis on which to agree or disagree with the information regarding other accountants contained in this paragraph.

Yours truly,

/s/ EisnerAmper LLP